EXHIBIT 10.42

June 25, 1997


Mr. James Lewis
981 Old Holly Drive
Great Falls, VA  22066

Dear Mr. Lewis:

         This letter (the "Agreement") will constitute the agreement relating to your employment as Vice President, Worldwide Translations of Berlitz International, Inc. (the "Company").

         1. Employment. Your employment under this Agreement shall commence on September 2, 1997. You agree that you shall devote your full business time, attention, energy and skills to serve as Vice President, Worldwide Translations. You shall render your services to the Company in Princeton, New Jersey.

         2. Compensation. You will receive an annual salary of $225,000 payable $8,654 every other week, and you will be eligible to participate in the Company's Short-Term Incentive Plan and Long-Term Incentive Plan (collectively the "Plans).

         The Short Term Incentive Plan (STI) shall be payable in March, 1998 and calculated as though you were employed by Berlitz for the entire year of 1997. As a Vice President, you will also be eligible for the successor plan to the current Long Term Incentive Plan (LTI) which is expected to be initiated on 1/1/99. (The current plan ends on 12/31/98). Also, at the discretion of the CEO and the Compensation Committee, you will be granted an as yet unspecified number of Berlitz stock options after you have been with the company for one year.

         You will be reimbursed for reasonable expenses incurred in moving your residence to Princeton, New Jersey from Virginia to the extent provided under the Company's moving expense policy. You shall also participate in all of the Company's employee benefit plans, policies and programs provided to its executives including, but not limited to, health and life insurance policies, disability programs, pension plans, 401(k) plans, and the Company's vacation program, in each instance as the same may be modified by the Company from time to time.

         3. Termination.

                  (a) Death. In the event of your death, your employment and the obligations of the Company under this Agreement shall cease and terminate, but the amount of any compensation accrued and due and payable hereunder calculated through to the last day of the month in which your death occurs shall be paid to your heirs and legal representatives.

                  (b) Disability. In the event you become substantially unable to perform your duties hereunder as a result of illness or other disability which renders you unfit or incapable of performing such duties, and such disability or incapacity continues for 120 consecutive days or a period of 180 days in any twelve month period, the Company shall have the right to terminate your employment. In such event, the obligations of the Company under this Agreement shall cease, provided that the Company gives you not less than thirty days prior written notice specifying the termination date. Upon such termination, you shall be paid the amount of any compensation accrued and due and payable to you hereunder through the date of such termination.

                  (c) Without Cause. In the event you are involuntarily terminated Without Cause you will be paid all compensation accrued including Short Term Incentive bonuses on a prorated basis and the Company agrees to pay you a severance payment equal to 15 months salary at the rate in effect on the date of your termination. Involuntary termination means any termination by the Company other than for cause as described below. In addition, any reduction in base compensation, bonus opportunity, or a demotion, may at your option, be deemed a termination Without Cause for purpose of this paragraph. Your severance payment shall be paid in 32 installments commencing on the next regular pay period after your termination. The period during which you are entitled to payment is defined as your "Severance Period". As a condition to your receiving such severance payment, you agree to deliver a general release of the Company containing substantially the terms set forth in Exhibit 1 hereto.

                  (d) Non-Promotion. In the event you do not attain the position of Executive Vice President, Worldwide Translation, reporting to the CEO on or before September 1, 1999 and you choose to leave the Company, you will be paid all compensation accrued, including incentive bonuses on a prorated basis, and the Company agrees to pay you a severance payment equal to 15 months salary at the rate in effect on the date of your termination. Your severance payment shall be paid in 32 installments commencing on the next regular pay period after your termination. The period during which you are entitled to payment is defined as your "Severance Period". As a condition to your receiving such severance payment, you agree to deliver a general release of the Company containing substantially the terms set forth in Exhibit 1 hereto.

                  (e) Relocation. In the event of termination Without Cause or Non-Promotion as defined above, you will receive a one time lump payment for relocation equal to the amount paid by the Company to move you from Virginia to New Jersey. This one time payment will be made within 30 days of the date of your termination.

                  (f) With Cause. In the event you are terminated with Cause (as hereinafter defined) at any time, all obligations of the Company under this Agreement shall cease and terminate on the last day of the month in which your termination with Cause occurs.

         4. Definitions. As used throughout this Agreement, "Cause" shall mean
(i) serious and repeated willful misconduct in respect of your duties under this Agreement which has resulted in material, economic damages to the Company, and, to the extent such misconduct is susceptible to being cured, such misconduct continues for thirty days following written notice to you detailing such misconduct, all as determined by the President or Board of Directors of the Company, (ii) the final, unappealable conviction in a court of law of any crime or offense (A) for which you are imprisoned for a term of six months or more of
(B) that involves the commission of fraud or theft against, or embezzlement from, the Company, or (iii) chronic alcoholism or abuse of controlled substances.

         5. Indemnification. To the extent permitted or required by the laws of the State of New York or the By-Laws of the Company, the Company shall indemnify and provide reasonable advances for expenses to you, in accordance with the terms of such laws, if you are made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are, or were, an officer or director of the Company or any subsidiary or affiliate of the Company, in which capacity you are, or were, serving at the Company's best interest, against expenses (including reasonable attorneys' fees), judgments, fines and amounts in settlement actually and reasonably incurred by you in connection with such action, suit or proceeding.

         6. Confidentiality. Following termination of employment, you shall keep secret and retain in strictest confidence, and shall not use for the benefit of yourself or others, except in connection with the business and affairs of the Company, all confidential matters of the Company, including, without limitation, "know-how", trade secrets, consultant contracts, customer lists, subscription lists, pricing policies, operational methods, market plans or strategies, language development techniques or plans, business acquisition plans, new personnel acquisition plans, designs and design projects, research projects and other business affairs of the Company learned by you heretofore or hereafter, and shall not disclose them to anyone outside the company, except as required in the course of performing duties hereunder or with the Company's express written consent. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by you or made available to you concerning the business of the Company shall remain the Company's property and shall be delivered to the Company promptly upon your termination.

         7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

         8. Entire Agreement. This Agreement along with Personnel manuals and documents referred to in this letter, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise of inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by, or liable for, any alleged representation, promise or inducement not so set forth.

         9. Assignment. This Agreement, and your rights and obligations hereunder, may not be assigned by you.

         10. Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto.

         11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                  Sincerely,

                                  BERLITZ INTERNATIONAL, INC.


                                  By:_______________________________
                                    Name:  DAVID A. HORN
                                    Title: VICE PRESIDENT,
                                           WORLDWIDE HUMAN RESOURCES



Accepted and Agreed to:

By:___________________
   JAMES LEWIS